Partnership of:
Dale Matheson	Vancouver	Robert J. Burkart, Inc Peter J. Donaldson, Inc. Robert J. Matteson Inc.	James F. Reginald J. LaBonte, Ltd
Carr-Hilton Labonte		Peter J. Donaldson, Inc	Prasor G. Ross, Ltd
Chartered Accountants	Surry Port Coquitam	Wilfred A. Jacobson, Inc. Fraser G. Ross , Ltd	Brian A. Shaw, Inc. Anthony L. Soda, Inc

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Crosshair Exploration & Mining Corp. (formerly International Lima Resources Corp)

We have audited the statements of operations, shareholders’ equity (deficiency) and cash flows of Crosshair Exploration & Mining Corp. (formerly International Lima Resources Corp.) for the year ended April 20, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United Sates generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the results of operations, changes in shareholders’ equity, and cash flow of the Company for the year ended April 30, 2003 in accordance with Canadian generally accepted accounting principles.  As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

DALE MATHESON CARR-HILTON LABONTE

(formerly reported by Labonte & Co., which merged wit Dale Matheson Carr-Hilton effective January 1, 2004)

CHARTERED ACCOUNTANTS

Vancouver, B.C.

July 1, 2003, except for 2003 information in Note 11 which is as of November 30, 2005

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA –

U.S. REPORTING DIFFERNECE

In the United states, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements.  Our report to the shareholders dated July 1, 2003, except for 2003 information in Note 11 which is as of November 30, 2005, is expressed in accordance with Canadian reporting standards which do no permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

DALE MATHESON CARR-HILTON LABONTE

(formerly reported by Labonte & Co., which merged wit Dale Matheson Carr-Hilton effective January 1, 2004)

CHARTERED ACCOUNTANTS

A MEMBER OF MMGI INTERNATIONAL, A WORLDWIDE NETWORK OF INDEPENDENT ACCOUNTANTS AND BUSINESS ADVISORS
Vancouver	Suite 1700 – 1140 West Pender Street, Vancouver, B.C., Canada V6E 4G1, Tel: 604 687 4747 FAX: 604 687 4216
Suite 1300 – 1140 West Pender Street – Regulatory and Tax Practices Office Tel: 604 687 4747 Fax: 604 689 2778
Port Coquitlam	P.O. Box 217, 22320 Elgin Avenue, Pork Coquitlam, B.C., Canada V3C 3V7, tel: 604 941 8266 Fax: 604 941 0971
Surry	Suite 303 – 7337 137th Street, Surry, B.C., Canada V3W 1A4, Tel: 604 572 4586 Fax: 604 572 4587